Exhibit 10.8
International Paper Company
Notice of Award under the
2025 Long-Term Incentive Plan (“LTIP”)
2025 Inducement Restricted Stock Unit (RSUs) Award (Stock Settled)

Lance T. Loeffler
###HOME_ADDRESS###

THIS CERTIFIES THAT, effective February 25, 2025, the Management Development and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of International Paper Company (the “Company”) has authorized the grant (the “Award”) of time-based stock units (“Restricted Stock Units” or “RSUs”) to Lance T. Loeffler (the “Participant”) under the terms and conditions of the International Paper Company 2024 Long-Term Incentive Compensation Plan (the “Plan”). The Award is subject to the Terms and Conditions on the reverse side of this certificate.

Date of Award:     April 1, 2025

Number of RSUs:    31,865

Full Restriction Period:    April 1, 2025 through April 1, 2028

RSUs Vesting Dates:    1/3 will vest on April 1, 2026
    1/3 will vest on April 1, 2027
    1/3 will vest on April 1, 2028

The Committee has approved the target number of RSUs for this Award, which is 31,865 The RSUs will remain restricted until ratably vested in accordance with the vesting schedule above, subject to continued service, with accelerated vesting upon an involuntary termination for reasons other than for cause, voluntary termination for good reason, death or disability. The RSUs will be settled in shares of Company common stock.

Terms not otherwise defined in this certificate have the meaning assigned to them in the Plan. In the event of any inconsistency between the Terms and Conditions and the provisions of the Plan, the Plan will govern. By accepting this Award, the Participant acknowledges receipt of a copy of the Company’s LTIP prospectus, represents that he or she is familiar with the terms and conditions of the Plan and agrees to accept this Award subject to all the terms and conditions of the Plan and of the Award.

IN WITNESS WHEREOF, the Company has caused this Award to be executed by its duly authorized officer as of the 1st day of April 2025.

International Paper Company

/s/ Andrew K. Silvernail
Andrew K. Silvernail
Chairman and Chief Executive Officer

Exhibit 10.8

TERMS AND CONDITIONS OF 2025 INDUCEMENT RESTRICTED STOCK UNIT AWARD – STOCK SETTLED

This 2025 Inducement Restricted Stock Unit Award agreement is made between you, the Participant, and International Paper Company, a New York corporation (the “Company”), by direction of the Management Development and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”). This award (“Award”) is subject to the provisions of the Company’s 2024 Long-Term Incentive Compensation Plan (the “Plan”). Terms not defined herein are defined in the Plan. This award agreement serves as your acceptance of the Inducement Restricted Stock Unit Award and the terms and conditions described in this award agreement. You should review all the provisions in Part A below and also the provisions in Part B below that are specific to any jurisdiction that may be applicable to you. Part B prevails in the event of any inconsistency with any other documents or communications relating to your participation in the Plan.

Part A: General Provisions
1.Compliance with Laws and Regulations. It is intended that this Award, and any securities issued pursuant to this Award, will comply with all provisions of federal and applicable state securities laws.
2.Restricted Stock Units
(a)All restricted stock units (“RSUs”) issued under this Award will vest over the specific three-year restriction period (the “Restriction Period”) as described in the Notice of Award set forth on the reverse. RSUs may not be sold, transferred, pledged or assigned at any time. You will be asked to file a beneficiary designation form with the Company that names the beneficiary or beneficiaries of the Award.
(b)All dividend equivalent units accrued during the Restriction Period will be reinvested in additional RSUs (which will be allocated to the same Restriction Period and will be subject to being earned on the same basis as the original Award).
3.    Payment of Withholding Taxes. Generally, to pay withholding taxes due on an Award upon payout, the Company will reduce the number of shares of Stock payable to you by an amount sufficient to pay statutorily required withholding taxes.
4.    Method of Determining Actual Award and Removal of Restrictions
(a)As soon as practicable after each vesting date during the Restriction Period as set forth in the Notice of Grant, or as soon as practicable after the date of termination of your employment for a reason described in Section 4(b) or (c) below you will receive unrestricted shares of Stock equal to the number of RSUs that became vested as of such date.
(b)You will receive full (non-prorated) RSUs if your employment with the Company terminates due to your death or Disability.
(c)You will receive prorated RSUs in the following events: (i) termination of your employment if you are eligible for a termination allowance (and, in the United States, you sign the Company’s termination agreement and release in connection with the payment of a termination allowance); (ii) termination of your employment as a result of the Company’s divestiture of your business; or (iii) voluntary resignation after retirement eligibility (defined, for purposes of this Award, as either your attainment of age 65, or your attainment of age 55 with at least ten years of service with the Company). In these events, the RSUs will be prorated based on (x) the number of RSUs granted to you, multiplied by (y) a fraction, the numerator of which is the number of months you

Exhibit 10.8
were employed for at least one day during the Restriction Period, and the denominator of which is the total number of months in the Restriction Period, minus (z) the number of RSUs (if any) that previously vested prior to the date of termination of your employment.
(d)You will receive accelerated vesting of all outstanding restricted stock or restricted stock units underlying this Award upon a termination of employment for the following events: (i) death; (ii) Disability; or (iii) Involuntary Termination for reasons other than for Cause (as defined in the International Paper Company 2024 Long-Term Incentive Compensation Plan). In these events, all unvested restricted shares or restricted stock units will accelerate and you (or, if applicable, your beneficiary or estate) will receive a number of unrestricted shares of Company common stock equal to the number of restricted shares or restricted stock units that would have vested upon the Vesting Date. Such restricted shares or restricted stock units will be settled, and the Company common stock delivered to you as soon as reasonably practicable following the date of your termination of employment due to death or Disability (but in no event later than 30 days thereafter).
(e)Your Award will be forfeited and cancelled upon the following events: (i) termination of your employment for Cause, (ii) in the United States, your refusal to sign the Company’s termination agreement and release in connection with the payment of a termination allowance, (iii) voluntary resignation before retirement eligibility, (iv) violation of a restrictive covenant agreement, such as a Non-Competition, Non-Solicitation or Confidentiality Agreement, (v) failure of an Executive Officer to provide one-year’s notice of retirement, (vi) your Misconduct, or (vii) termination of your employment on or before February 15 of the first year of the three-year Restriction Period for the Award.
(f)Except as may be provided in a Change in Control Agreement, in the event of a Change in Control of the Company, the Award will be treated as described in the Administrative Guidelines for the Plan.
(f)    In the event the Company’s financial statements are required to be restated as a result of errors, omissions, or fraud, the Company may recover all or a portion of any Award with respect to any fiscal year of the Company in accordance with administrative guidelines. Additional mandatory clawback provisions apply to current and former executive officers, as defined in the Company’s Clawback Policy.
5.    Changes in Stock. In the event of any stock dividend, split, reclassification or other analogous change in capitalization, or any distribution (other than regular cash dividends) to holders of the Stock, the Committee will make such adjustments, if any, as it deems to be equitable in the number of RSUs awarded to you.
6.    Other Terms and Conditions
(a)You acknowledge that you have read, understood and agree with the Plan, this award agreement and any jurisdiction-specific notices in Part B below that may be applicable to you.
(b)The Board or the Committee may, at any time and from time to time, amend, modify or terminate the Plan without shareowner approval, subject to certain limitations described in the plan. Further, the granting of an Award is discretionary by the Company. The Company may change the eligibility or other provisions of the Plan with Committee approval at any time.
(c)You (or your estate or beneficiary) will promptly provide all information related to this Award that is requested by the Company for its tax returns.

Exhibit 10.8
(d)You (and your surviving spouse, beneficiary, executor, administrator, heirs, successors or assigns) hereby agree to accept as binding, conclusive and final all decisions that are made by the Committee with respect to interpretations of the terms and condition of the Plan or this Award and with respect to any questions or disputes arising under the Plan or this Award.
(e)Participation in the Plan and receipt of this Award will not give you any right to a subsequent award, or any right to continued employment by the Company for any period, nor will the granting of an Award give the Company any right to your continued services for any period. You understand that this Award is in addition to, and not a part of, your annual salary.
(f)You agree that if execution of one or more restrictive covenant agreements is required, this Award will be contingent upon your execution of such agreement(s).
(g)This Award is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and will be interpreted in accordance with such intent.
(h)Eligibility to participate in the Plan, and any subsequent offers and participation, are not intended to constitute a public offer in any jurisdiction.
(i)The Plan is offered and administered by the Company and not by your employing entity (if different). All Plan documents, and any links by which you may access these documents, originate from and are maintained by the Company.
(j)All Plan documents may be communicated and stored electronically using means that are secure, private and accessible to the relevant parties. You consent to the sole use of electronic communications (including, without limitation, offer and acceptance) in connection with the Plan.
(k)You acknowledge that your personal data will be processed in accordance with the data privacy policy, notice and/or agreement that is applicable to you in connection with your employment or service.
(l)You accept that the Plan documents, including all related communications, may be in the English language only and it is possible that no translated or interpreted versions will be provided. The English versions of such documents will always prevail in the event of any inconsistency with translated or interpreted documents. You agree that you are responsible for ensuring that you fully understand the Plan documents.
(m)If you are a mobile employee, meaning that you are based in different jurisdictions during the course of your employment and/or your participation in the Plan or you are, or may be, subject to tax in more than one jurisdiction, you are strongly encouraged to inform the Company and to consult your personal tax adviser(s) regarding the tax treatment of the Award.
(n)The Award and related benefits under the Plan are in no way secured, guaranteed or warranted by the Company or any Affiliate and participation in the Plan involves certain risks. You should exercise caution in relation to Plan offers and/or participation. You should obtain independent professional advice if you are in doubt about any of the contents of the Plan documents and before taking actions in relation to the Plan.
(o)You acknowledge that there is a risk that Shares may fall or rise in value. Market forces may impact the price of Shares and, in the worst case, the market value of the Shares subject to your RSUs may become zero. You agree that neither the Company nor any Affiliate is liable for any loss due to movements in Share value.
(p)If Shares are traded in a currency that is not the currency of your jurisdiction, the value of the Shares to you may also be affected by movements in the exchange rate. There may also be an

Exhibit 10.8
exchange rate risk in relation to any Plan-related currency that is not the currency of your jurisdiction. You agree that neither the Company nor any Affiliate is liable for any loss due to movements in the exchange rate or any charges imposed in relation to the conversion or transfer of currency.
(q)You acknowledge that rules on dealing notification, insider trading and market abuse (including the terms of the Company’s Insider Trading Policy) may from time to time apply to the Award and related benefits and may prohibit or delay actions or decisions in relation to such payments or benefits. You agree that you are solely responsible for compliance with such rules and that neither the Company nor any Affiliate is liable for any loss due to such rules or for any breaches of such rules by you.
(r)Under local exchange controls, currency controls or foreign asset reporting requirements, you may be subject to certain notification, approval and/or repatriation obligations with respect to Shares and any funds you may transfer or receive in connection with the Plan. Among other things, such aforementioned obligations may affect your ability to hold Shares, bring Shares into your jurisdiction, reinvest dividends and receive any applicable dividends or dividend equivalents, Share sale proceeds and other payments in a local or foreign account. You may further be subject to local securities law and/or exchange control restrictions and other obligations in the event of a resale of Shares. You agree that you are solely responsible for ensuring compliance with any such obligations that may apply to you in connection with the Plan, and the Company recommends that you obtain independent professional advice in this regard. In the event that you fail to comply with any such obligations, you agree that neither the Company nor any Affiliate is liable in any way for resulting fines or other penalties.